                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 _____________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                 _____________

                        CASCADE NATURAL GAS CORPORATION
            (Exact name of registrant as specified in its charter)
                      Washington                          91-0599090
          (State or other jurisdiction of           (I.R.S. Employer
          incorporation or organization)            Identification No.)

                           222 Fairview Avenue North
                           Seattle, Washington 98109
                                (206) 624-3900
              (Address, including zip code, and telephone number,
             including area code, of principal executive offices)

                                 J.D. WESSLING
                            Vice President-Finance
                        Cascade Natural Gas Corporation
                           222 Fairview Avenue North
                          Seattle, Washington  98109
                                (206) 624-3900
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                 _____________

                                  Copies to:

          Mary Ann Frantz, Esq.               David P. Falck, Esq.
          Miller, Nash, Wiener,               Winthrop, Stimson, Putnam &
          Hager & Carlsen LLP                 Roberts
          111 S.W. Fifth Avenue               One Battery Park Plaza
          Portland, Oregon 97204-3699         New York, New York 10004-1490
          (503) 224-5858                      (212) 858-1438
                                 _____________

       Approximate date of commencement of proposed sales to the public:
  As soon as practicable after the Registration Statement becomes effective.
                                 _____________

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]_____________

                        CALCULATION OF REGISTRATION FEE
=============================================================================

                                                     Proposed
Title of Each                         Proposed       Maximum
  Class of                             Maximum      Aggregate      Amount of
 Securities to      Amount to be    Offering Price   Offering    Registration
be Registered       Registered (1)    Per Share (2)   Price (2)       Fee
________________   ____________    ______________  ___________   ____________

Common Stock        3,500,000
$1 par value. . .      shares          $13.875     $48,562,500      $16,746

=============================================================================


(1) Each share of Common Stock being registered hereunder includes one preferred stock purchase right exercisable on the terms and conditions set forth under "Preferred Stock Purchase Rights" herein.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457, based on the average of the high and low sale prices of the Common Stock reported on the New York Stock Exchange Composite Transactions Tape on July 16, 1996.

                                 _____________

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS



                        CASCADE NATURAL GAS CORPORATION


                                 Common Stock


                               ($1.00 Par Value)



          Cascade Natural Gas Corporation ("the Company" or "Cascade") may offer and sell up to 3,500,000 shares of its Common Stock, $1.00 par value per share (the "Common Stock"), in one or more issuances at prices and on terms to be determined at the time of sale. The number of shares being sold, the purchase price, the initial public offering price, the proceeds to the Company, and the other terms of the offering of such shares of Common Stock will be set forth in a Prospectus Supplement to be delivered at the time of any such offering.


          The Common Stock of the Company is listed for trading on the New York Stock Exchange under the symbol "CGC." The shares of Common Stock offered hereby will be listed, subject to notice of issuance, on such exchange.

                          __________________________



        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                      OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          __________________________


          The shares of Common Stock offered hereby may be sold directly by the Company or through agents, underwriters or dealers designated from time to time. If any agents of the Company or any underwriters are involved in the sale of shares of Common Stock in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable discounts or commissions with respect to such shares of Common Stock will also be set forth in a Prospectus Supplement.









                The date of this Prospectus is July ___, 1996.

          IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act. The address of such Internet Web site is http://www.sec.gov.

          The Company has filed with the Commission a Registration Statement on Form S-3 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information in the Registration Statement and in the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the schedules and exhibits thereto, which may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents heretofore filed with the Commission are hereby incorporated by reference in this Prospectus, and shall be deemed to be a part hereof:

            1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

            2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

            3. The Company's Current Reports on Form 8-K dated February 7, 1996, and July 18, 1996.

            4. The description of the Company's Common Stock and related preferred stock purchase rights included as Exhibit 99 to the Company's Current Report on Form 8-K dated July 18, 1996.

            All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The documents described above, and such later-filed documents, are hereinafter referred to as "Incorporated Documents." Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more of the Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to such Incorporated Documents and should be read in conjunction therewith.

            The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of the documents referred to above, which have been incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into documents.) Requests for such copies should be directed to:
J.D. Wessling, Vice President-Finance, Cascade Natural Gas Corporation,
222 Fairview Avenue North, Seattle, Washington 98109 (telephone 206-624-3900).

                                  THE COMPANY

            Incorporated in 1953 in the State of Washington, Cascade is a local gas distribution utility with operations in the States of Washington and Oregon. Cascade currently serves over 151,000 customers in 90 communities in the two states with approximately 81% of its deliveries in the State of Washington. As of March 31, 1996, Cascade served 128,653 residential customers, 23,993 commercial customers, 328 firm industrial customers, and 25 interruptible customers, all of which are classified as core customers, and 121 noncore, large volume customers. Core customers are those who elect to purchase traditional fully bundled services, which primarily include gas supply and transportation services from the Company; noncore customers, on the other hand, select supply and transportation services from the Company's menu of unbundled services. For the twelve months ended March 31, 1996, the percentage of operating margin attributable to each customer class was as follows: residential customers, 35%; commercial customers, 27%; firm industrial customers, 5%; interruptible customers, 3%; and noncore, large volume customers, 30%.

            Cascade has experienced significant growth in its core customer base during the last five years due primarily to customer conversion from other energy sources to gas space and water heating and new residential construction in its service territory. Cascade's residential customer base increased by 8.3%, 8.3% and 6.1% during 1993, 1994 and 1995, respectively. At March 31, 1996, Cascade's residential customer count was 6.2% higher than at March 31, 1995. Cascade believes its current residential growth rate is one of the highest among companies in the local gas distribution business in the United States.

            The Company's executive offices are located at 222 Fairview Avenue North, Seattle, Washington 98109. Its telephone number is (206) 624-3900.

      CERTAIN ISSUES FACING THE COMPANY AND THE GAS DISTRIBUTION INDUSTRY

            Cascade is subject to factors affecting both the natural gas distribution industry generally and those companies which, like itself, are experiencing customer growth, including: the need for adequate and timely rate relief to recover increased capital and operating costs resulting from customer growth and to sustain dividend levels; increasing competition brought on by deregulation initiatives at the federal and state regulatory levels; the increasing shift by industrial and institutional customers to the noncore side of the gas distribution business, which has historically yielded lower operating margins; the potential loss of large volume industrial customers due to bypass (bypass occurs when a natural gas customer connects directly to an interstate pipeline and "bypasses" the local gas distribution company); exposure to environmental cleanup requirements; and general economic conditions.

                                USE OF PROCEEDS

            Except as may otherwise be set forth in any Prospectus Supplement, the net proceeds, after deduction of expenses, from the sale of the shares of Common Stock offered hereby will be used by the Company to repay short-term debt incurred in connection with the Company's capital construction program, to fund future capital construction under the program, and for other corporate purposes.

                         CAPITAL CONSTRUCTION PROGRAM

            The Company's capital expenditures in 1993, 1994, and 1995 were $32,990,000, $27,251,000, and $37,637,000, respectively. The 1996 capital expenditure budget is $35,147,000 of which $5,200,000 had been expended through March 31, 1996. Approximately 59% of the 1996 budget will be expended for equipment and facilities to service additional customers, with the remaining 41% being expended to maintain customer service and upgrade equipment and facilities. The percentage of capital expenditures expended in connection with servicing new customers has declined from 74% in 1995 and 82% in 1994 due to the commencement in 1995 of a construction program to reinforce the Company's system on the Kitsap Peninsula in the State of Washington, which is expected to be completed in 1997.

            Including the budgeted 1996 expenditures, Cascade will have invested over $168,000,000 on new plant facilities in the five years ending in 1996, compared to a total of $133,252,000 in the 12-year period from 1980 through 1991. The Company presently anticipates that capital expenditures will total approximately $150,000,000 during the five-year period ending in 2001.

                          DESCRIPTION OF COMMON STOCK

General

            The number of authorized shares of Common Stock of Cascade is 15,000,000 shares, with 9,249,611 shares issued and outstanding as of June 30, 1996. Also at that date, Cascade had outstanding 156,560 shares of preferred stock ("Preferred Stock"), consisting of 96,560 shares of $.55 cumulative senior preferred stock, without par value (the "$.55 Preferred Stock"), and 60,000 shares of 7.85% cumulative preferred stock, $1.00 par value (the "7.85% Preferred Stock"). An additional 940,000 shares of preferred stock, $1.00 par value, are authorized for issuance pursuant to Cascade's Restated Articles of Incorporation, as amended (the "Restated Articles"), including 110,000 shares reserved for issuance as Series Z Junior Participating Preferred Stock (the "Series Z Preferred Stock"). See "Preferred Stock Purchase Rights" below.

            The following statements summarize certain provisions of the Restated Articles. Such summary does not purport to be complete and is qualified in its entirety by reference to the Restated Articles, which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

Dividends

            After the payment of all preferential dividends on shares of the Preferred Stock, holders of the Common Stock are entitled to dividends when and as declared by the Board of Directors. The Company's bank loan agreements contain provisions requiring maintenance of a minimum net worth. Under these provisions, approximately $23,220,000 was available for dividends on the Common Stock and the Preferred Stock at March 31, 1996.

Voting Rights

            Except as described below and except as otherwise provided by law, holders of the Common Stock have exclusive voting power and are entitled to one vote for each share held of record. Approval of matters brought before the shareholders requires the affirmative vote of a plurality of the shares of Common Stock present and voting, except as otherwise required by law or by the Restated Articles in the case of certain business combinations. The holders of Common Stock are entitled to cumulate their votes in electing directors.

            If the Company fails to pay six full quarterly dividends on the $.55 Preferred Stock, the holders of such stock will have the right to elect, voting as a class to the exclusion of the holders of Common Stock and the 7.85% Preferred Stock, three members of the Board of Directors until all arrears and dividends have been paid in full, whereupon all voting rights will revest in the holders of Common Stock and, to the extent applicable, the holders of the 7.85% Preferred Stock. In addition, the Company, without obtaining the affirmative vote of the holders of at least two-thirds of the shares of $.55 Preferred Stock then outstanding, may not increase the authorized number of shares of $.55 Preferred Stock, authorize or issue any stock having priority or preference over, or ranking on a parity with, the $.55 Preferred Stock as to dividends or assets, amend the Restated Articles so as to affect adversely any rights of the $.55 Preferred Stock, or merge or consolidate with or into any other corporation or dispose of all or substantially all of its assets. The holders of the 7.85% Preferred Stock have similar voting rights with respect to the election of directors in the event of dividend arrearages; provided that, if the holders of the $.55 Preferred Stock then have the right to elect three directors, the holders of the 7.85% Preferred Stock may exercise their voting rights as to the election of directors only to the extent that the holders of the $.55 Preferred Stock have elected fewer than three directors, such that the total number of directors elected by the holders of the $.55 Preferred Stock and the 7.85% Preferred Stock is not more than three. The holders of the 7.85% Preferred Stock also have approval rights comparable to those of the $.55 Preferred Stock with respect to changes in the rights or priority of the 7.85% Preferred Stock and certain other extraordinary corporate events.

Liquidation Rights

            In the event of any liquidation, dissolution or winding up of Cascade, the holders of the Common Stock are entitled to receive pro rata all assets of Cascade, if any, remaining after payment of all debt and payment to the holders of any outstanding preferred stock of the full preferential amounts fixed for such stock.

Dividend Reinvestment Plan

            The Company maintains an Automatic Dividend Reinvestment Plan (the "Plan"). All holders of Common Stock may participate in the Plan and may have cash dividends on their shares of Common Stock automatically reinvested in additional shares of Common Stock and may invest in additional shares of Common Stock by making optional cash payments without the payment of brokerage commissions or service charges. Participation in the Plan is offered only through a separate prospectus available from the Company.

            The Company may issue authorized but unissued shares or, at its option, direct an independent agent, who acts on behalf of participants, to purchase shares in the open market for the Plan. The Company has been issuing authorized but unissued shares for such purpose. During the 12 months ended March 31, 1996, approximately 181,089 shares of Common Stock were issued under the Plan.

Changes in Control and Business Combinations

            The Restated Articles and Washington law contain certain provisions that may have the effect of delaying or discouraging a hostile takeover of the Company. Article XII of the Restated Articles provides that certain business combinations involving the Company and any person who is or who has announced a plan to become the beneficial owner of 10% or more of the outstanding Common Stock (an "Interested Shareholder"), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of the capital stock of the Company which are not owned by the Interested Shareholder or its affiliates. The 80% voting requirement does not apply in the case of a business combination which provides for conversion of Common Stock into cash, securities or property with a fair market value not less than the highest per share price paid by the Interested Shareholder or its affiliates for any of their shares of Common Stock or, under certain circumstances, if the business combination is approved by the Board of Directors.

            In addition, Chapter 23B.19 of the Washington Business Corporation Act prohibits certain Washington corporations, including the Company, from engaging in certain significant business transactions, such as a merger, share exchange or consolidation, sale, exchange or mortgage of significant assets, or termination of more than 5% of the employees of such a corporation, for a period of five years following an acquiring person's acquisition of beneficial ownership of 10% or more of the outstanding voting shares of such corporation, unless the significant business transaction or the purchase of such shares is approved in advance of the share acquisition by a majority of the members of the board of directors of such corporation.

Preferred Stock Purchase Rights

            In May 1993, the Company distributed to holders of Common Stock rights ("Rights") to purchase shares of Series Z Preferred Stock on the basis of one Right for each share of Common Stock. Each share of Common Stock offered hereby will, upon issuance, be accompanied by one Right. The Rights may not be exercised and will be attached to and trade with shares of Common Stock until the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that there has been a "Share Acquisition," i.e., that a person or group (other than the Company and certain other persons) has acquired or obtained the right to acquire 20% or more of the outstanding Common Stock and (ii) the tenth business day following the commencement or announcement of certain offers to acquire beneficial ownership of 30% or more of the outstanding Common Stock. Subject to restrictions on exercisability while the Rights are redeemable as discussed below, each Right entitles the holder to buy from the Company one one-hundredth of a share of Series Z Preferred Stock at a price of $85, subject to adjustment. Upon the occurrence of a Share Acquisition, and provided that all necessary regulatory approvals have been obtained, each Right will thereafter entitle the holder (other than the acquiring person or group and transferees) to buy from the Company for $85 shares of Common Stock having a market value of $170, subject to adjustment.

            Until a Right is exercised, the holder of a Right will not thereby have any rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. There is no assurance that all regulatory approvals for the exercise of the Rights or the issuance of the underlying securities could be obtained in a timely fashion or at all. Furthermore, prior to the Distribution Date, the Company may, without the consent of holders of the Rights, amend the Rights in any manner, including amendments which result in the cancellation of the Rights. Until the tenth day following a Share Acquisition, the Company may redeem all outstanding Rights at a redemption price of $.01 per Right, subject to adjustment. While the Rights are so subject to redemption, they are not exercisable. Accordingly, no purchaser of shares of Common Stock offered hereby should buy such shares with the expectation that the Rights will be of material benefit to the holders of Common Stock.

            The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not sanctioned by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination sanctioned by the Board of Directors at a time when the Rights are redeemable.

            The foregoing description of the Rights is subject to and qualified by reference to the Rights Agreement dated as of March 19, 1993, and the First Amendment to Rights Agreement dated as of June 15, 1993, which are filed as exhibits to the Registration Statement of which this Prospectus is a part. A more complete description of the Rights is set forth in Exhibit 99 to the Company's Current Report on Form 8-K dated July 18, 1996, which description has been incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

Transfer Agent and Registrar

            The transfer agent and registrar for the Common Stock is The Bank of New York, New York, New York.

Miscellaneous

            All shares of Common Stock presently outstanding are fully paid and nonassessable and the shares of Common Stock offered hereby, upon issuance and payment therefor, will be fully paid and nonassessable. Holders of Common Stock have no preemptive or similar rights to subscribe for additional securities of the Company.

                             PLAN OF DISTRIBUTION

            The Company may offer the Common Stock offered hereby in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. Any Prospectus Supplement with respect to shares of the Common Stock offered hereby will set forth the terms of the offering and the proceeds to the Company from the sale thereof, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

            If underwriters are utilized, the Common Stock being sold to them will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to the Common Stock being offered will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Any underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent, and that, in general, the underwriters will be obligated to purchase all of the shares of Common Stock to which such underwriting agreement relates if any is purchased. The Company will agree to indemnify any underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

            The Common Stock offered hereby may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Common Stock in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

                                 LEGAL MATTERS

            The legality of the securities offered hereby and certain other legal matters will be passed upon for the Company by Miller, Nash, Wiener, Hager & Carlsen LLP, Seattle, Washington, and certain legal matters will be passed upon for any underwriters, dealers or agents by Winthrop, Stimson, Putnam & Roberts, New York, New York.

                                    EXPERTS

            The consolidated financial statements incorporated in this Prospectus by reference from the Company's annual report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

            Expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby are estimated as follows:

             Securities and Exchange Commission registration fee  $     16,746
             New York Stock Exchange listing fee . . . . . . . .        22,125
            *Legal fees and expenses . . . . . . . . . . . . . .        50,000
            *Accounting fees and expenses. . . . . . . . . . . .        10,000
            *Printing and engraving expenses . . . . . . . . . .        25,000
            *Blue Sky fees and expenses (including legal fees) .        15,000
            *Transfer agent's fees . . . . . . . . . . . . . . .         5,000
            *Miscellaneous . . . . . . . . . . . . . . . . . . .         6,129
                                                                 -------------
                  *Total . . . . . . . . . . . . . . . . . . .   $     150,000
                                                                 =============
* Estimated

Item 15.  Indemnification of Directors and Officers

Indemnification

            Section 23B.08.310 of the Revised Code of Washington, a part of the Washington Business Corporation Act (the "Act"), provides that any director against whom a claim shall be asserted under or pursuant to said section for the making of any distribution contrary to the provisions of the Act or any other restrictions contained in the Registrant's Restated Articles of Incorporation, and who shall be held liable thereon, shall be entitled to contribution from each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of the Act. Said section also provides that any such director shall be entitled to contribution from every other director who could be held liable under the Act for the unlawful distribution.

            Article XI of the Restated Articles of Incorporation of the Registrant provides as follows:

            "To the fullest extent permitted by Washington law at the time this Article becomes effective or as may be thereafter in effect, this Corporation is authorized to indemnify any director of this Corporation. The Board of Directors shall be entitled to determine the terms of such indemnification, including advance of expenses, and to give effect thereto through the adoption of By-Laws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article XI shall not adversely affect any right of a director of this Corporation hereunder with respect to any right to indemnification that arises prior to such amendment or repeal."

            Sections 23B.08.500-600 of the Act authorize the Registrant to provide for the indemnification, under certain circumstances, of directors, officers, employees, or agents of the Registrant for certain liabilities which may be incurred by them in their capacities as such.

            Article XVI, as amended, of the Restated Bylaws of the Registrant provides as follows:

            "Sec. 1. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal, by reason of the fact that he or she is or was a director or officer of the corporation or, being or having been such a director or officer, he or she is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually or reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that no indemnification shall be provided under this Article to any such person to the extent that such indemnification would not be consistent with the Washington Business Corporation Act or other applicable law as then in effect; provided further, however, that except as provided in Sec. 2 of this Article with respect to proceedings seeking to enforce rights to indemnification, this corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of this corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expense incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made to or on behalf of a director or officer only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

            "Sec. 2. If a claim under Sec. 1 of this Article is not paid in full by this corporation within sixty days after a written claim has been received by this corporation (except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty days), the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification hereunder upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to this corporation), and thereafter this corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible hereunder or under the Washington Business Corporation Act for this corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on this corporation. Neither the failure of this corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth herein or in the Washington Business Corporation Act nor an actual determination by this corporation (including its board of directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.
            "Sec. 3. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

            "Sec. 4. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

            "Sec. 5. The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise."

            Reference is made to section 6 of the form of proposed Underwriting Agreement filed herewith as Exhibit 1 for provisions regarding the indemnification of the Registrant, its directors, certain of its officers and its controlling persons against certain civil liabilities, including civil liabilities under the Securities Act of 1933.

Insurance

            The Registrant also has a Directors and Officers Liability insurance policy insuring, among other matters, the liability of the Registrant to its officers and directors under the indemnity provisions described above and insuring its officers and directors against liability incurred in their capacities as officers and directors.

Item 16.  List of Exhibits

            The exhibits to the Registration Statement required by Item 601 to Regulation S-K are listed in the accompanying Index to Exhibits.

Item 17.  Undertakings

            (a) Rule 415 offering. The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                        (i)  To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933 unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and incorporated herein by reference;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference; provided that, notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (h) Acceleration of effectiveness. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue. The undertaking of the Registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act of 1933.

                                  SIGNATURES

            The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Seattle, state of Washington, on the 19th day of July, 1996.

                                          CASCADE NATURAL GAS CORPORATION


                                          By   /s/ J.D. WESSLING
                                                J.D. Wessling
                                                Vice President-Finance,
                                                Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 19th day of July, 1996. Each person whose signature appears below hereby constitutes Ralph E. Boyd and J.D. Wessling, and each of them singly, such person's true and lawful attorney, with full power to them and each of them to sign, for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments.

      Signature                                       Title
    ---------                                       -----
(1) Principal Executive Officer and Director:


/s/ W. BRIAN MATSUYAMA                    Chairman of the Board, Chief
W. Brian Matsuyama                          Executive Officer and Director


(2) Principal Financial Officer:


/s/ J.D. WESSLING                         Vice President-Finance, Chief
J.D. Wessling                               Financial Officer


(3) Principal Accounting Officer:


/s/ JAMES E. HAUG                         Treasurer and Chief Accounting
James E. Haug                               Officer



(4) A majority of the Board of Directors:


                                          Director
Carl Burnham, Jr.


/s/ MELVIN C. CLAPP                       Director
Melvin C. Clapp


/s/DAVID A. EDERER                        Director
David A. Ederer


/s/ HOWARD L. HUBBARD                     Director
Howard L. Hubbard


/s/ LARRY L. PINNT                        Director
Larry L. Pinnt


/s/ BROOKS G. RAGEN                       Director
Brooks G. Ragen


/s/ ANDREW V. SMITH                       Director
Andrew V. Smith


/s/ MARY A. WILLIAMS                      Director
Mary A. Williams

                               INDEX TO EXHIBITS

Exhibit
Number                  Description
- ------                -----------
 1          Form of proposed Underwriting Agreement.

 4.1 Restated Articles of Incorporation of the Registrant as amended through March 28, 1996. Incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K dated July 18, 1996.

 4.2        Restated Bylaws of the Registrant.  Incorporated by reference to
            Exhibit 3.2 to the Registrant's current report on Form 8-K dated July 18, 1996.

 4.3 Indenture dated as of August 1, 1992, between the Registrant and The Bank of New York relating to Medium-Term Notes. Incorporated by reference to Exhibit 4(c) to the Registrant's current report on Form 8-K dated August 12, 1992.

 4.4 First Supplemental Indenture dated as of October 25, 1993, between the Registrant and The Bank of New York relating to Medium-Term Notes. Incorporated by reference to Exhibit 4 to the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1993.

 4.5 Rights Agreement dated as of March 19, 1993, between the Registrant and Harris Trust and Savings Bank. Incorporated by reference to Exhibit 2 to the Registrant's registration statement on Form 8-A dated April 21, 1993.

 4.6 First Amendment to Rights Agreement dated as of June 15, 1993, between the Registrant and The Bank of New York. Incorporated by reference to Exhibit 4 to the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1993.

 5          Opinion of Miller, Nash, Wiener, Hager & Carlsen LLP.

23.1        Consent of Miller, Nash, Wiener, Hager & Carlsen LLP (included in
            Exhibit 5).

23.2        Consent of Deloitte & Touche LLP, independent auditors.

24          Power of attorney of certain officers and directors (see page
            II-5).

__________________________

All other exhibits listed in Item 601 of Regulation S-K are not applicable or not required.